Registration No. 33-60340
                                                          Rule 424(b)(3)

           SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED JUNE 21, 1993

                Merrill Lynch Mortgage Investors, Inc., Seller
            Senior/Subordinate Mortgage Pass-Through Certificates,
         Series 1993E, Class A-1, A-2, A-3, A-4, A-5 and A-6 (Senior)

                       MERRILL LYNCH CREDIT CORPORATION
                               Master Servicer
_____________________________________________________________________________

     On June 24, 1993, the Senior/Subordinate Pass-Through Certificates, Series 1993E, Class A-1, A-2, A-3, A-4, A-5 and A-6 (the "Class A Certificates") were issued in an approximate original aggregate principal amount of $221,241,592. The Class A Certificates represented beneficial interests of approximately 97.58% in the Trust Fund created pursuant to a Pooling and Servicing Agreement dated as of June 1, 1993 by and among Merrill Lynch Mortgage Investors, Inc, as seller, Merrill Lynch Credit Corporation, as master servicer, and Bankers Trust Company of California, N.A., as trustee. This Supplement to the above-referenced Prospectus Supplement (the "Prospectus Supplement") supplements and updates certain of the information set forth in the Prospectus Supplement. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

     The first two tables set forth after the first paragraph under the heading "MLCC and its Mortgage Program--Delinquency and Loan Loss Experience" on page S-41 of the Prospectus Supplement are hereby updated, in their entirety, as follows:


                                    1993 E

         PRIMEFIRST(Registered Trademark) LOAN DELINQUENCY EXPERIENCE
                            (Dollars in Thousands)

                              December 31, 1997        December 31, 1996         December 31, 1995
                           ------------------------  -----------------------  ------------------------
                            Number of                Number of                Number of
                           PrimeFirst    Principal   PrimeFirst   Principal   PrimeFirst   Principal
                              Loans       Amount       Loans       Amount       Loans        Amount
                           ------------  ----------  -----------  ----------  -----------  -----------
PrimeFirst Loans
  Outstanding . . . . . .        14,159  $5,302,950       11,054  $4,331,131     8,272      $3,536,761
Delinquency Period
  30-59 Days  . . . . . .           183  $   66,254          180  $   84,297          127   $   56,370
  60-89 Days  . . . . . .            26      18,544           19       6,583           13        7,917
  90 Days or More*  . . .            24      18,072           29      27,590           44       45,749
                           ------------  ----------  -----------  ----------  -----------  -----------
     Total Delinquency  .           233  $  102,870          228  $  118,470          184   $  110,036
                           ============  ==========  ===========  ==========  ===========  ===========

Delinquencies as
  Percent of Number
  of PrimeFirst
  Loans and Principal
  Amount Outstanding  . .         1.65%       1.94%        2.06%       2.74%        2.22%        3.11%

Foreclosures  . . . . . .            39   $  47,396           29  $   39,100           28   $   38,209

Foreclosures as
  Percent of Number
  of PrimeFirst
  Loans and Principal
  Amount Outstanding  . .         0.28%       0.89%        0.26%       0.90%        0.34%        1.08%

_________________________________
*  Does not include loans subject to bankruptcy proceedings.


            PRIMEFIRST(Registered Trademark) LOAN LOSS EXPERIENCE
                            (Dollars in Thousands)

                                                 Year Ended        Year Ended          Year Ended
                                             December 31, 1997  December 31, 1996  December 31, 1995
                                             ------------------ -----------------  -------------------
Average Principal Balance of
  PrimeFirst Loan Portfolio . . . . . . . .          $4,817,041        $3,933,946           $3,444,045
Average Number of PrimeFirst
  Loans Outstanding
  During the Period . . . . . . . . . . . .              12,607             9,663                7,944

Gross Charge-offs . . . . . . . . . . . . .         $     5,363       $     6,157          $     1,840
Recoveries  . . . . . . . . . . . . . . . .         $        99       $         0          $         0
                                             ------------------ -----------------  -------------------
Net Charge-offs . . . . . . . . . . . . . .         $     5,264       $     6,157          $     1,840
                                             ================== =================  ===================
Net Charge-offs as a Percent
  of Average Principal Balance
  Outstanding . . . . . . . . . . . . . . .               0.11%             0.16%                0.05%


                                    1993 E

     Additionally, the information contained in the table entitled "Range of Cut-Off Date Group 1 Mortgage Loan Principal Balances", "Margins in Loan Group 1", "Range of Cut-Off Date Group 2 Mortgage Loan Principal Balances" and "Cut-Off Date Group 3 Mortgage Loan Principal Balances" under the heading "The Mortgage Pool" on pages S-26, S-29, S-32 and S-36, respectively, of the Prospectus Supplement is hereby updated to indicate, as of December 31, 1997, the Mortgage Loan Balances and margins of the Mortgage Loans:

                                    1993 E

  RANGE OF GROUP 1 MORTGAGE LOAN PRINCIPAL BALANCES AS OF DECEMBER 31, 1997

                                       Number of                                     % of Mortgage
             Range of                  Mortgage                                         Pool by
        Principal Balances               Loans         Principal Balance           Principal Balance
---------------------------------     ------------  ----------------------         -----------------
$    0.00-          49,999.99 . .          2        $       31,757.42                     0.03%
$    50,000.00-     54,999.99 . .          2               104,406.01                     0.11
$    55,000.00-     59,999.99 . .          1                59,202.89                     0.06
$    60,000.00-     74,999.99 . .          4               261,440.22                     0.29
$    75,000.00-     99,999.99 . .         10               863,235.59                     0.94
$    100,000.00-    149,999.99  .         29             3,616,220.20                     3.96
$    150,000.00-    199,999.99  .         24             4,245,636.37                     4.64
$    200,000.00-    249,999.99  .         30             6,659,120.32                     7.28
$    250,000.00-    299,999.99  .         18             5,011,967.23                     5.48
$    300,000.00-    349,999.99  .         17             5,350,686.12                     5.85
$    350,000.00-    399,999.99  .         10             3,684,037.07                     4.03
$    400,000.00-    449,999.99  .          6             2,571,270.74                     2.81
$    450,000.00-    499,999.99  .          6             2,813,083.74                     3.08
$    500,000.00-    549,999.99  .          9             4,704,097.60                     5.15
$    550,000.00-    599,999.99  .          2             1,110,831.04                     1.22
$    600,000.00-    649,999.99  .          5             3,139,217.55                     3.43
$    700,000.00-    749,999.99  .          3             2,175,968.24                     2.38
$    750,000.00-    799,999.99  .          1               765,000.00                     0.84
$    850,000.00-    899,999.99  .          2             1,770,999.99                     1.94
$    950,000.00-    999,999.99  .          5             4,935,221.00                     5.40
$    1,000,000.00-  1,099,999.99           3             3,010,000.00                     3.29
$    1,100,000.00-  1,199,999.99           2             2,222,581.97                     2.43
$    1,200,000.00-  1,299,999.99           3             3,835,843.98                     4.20
$    1,300,000.00-  1,399,999.99           1             1,349,034.89                     1.48
$    1,400,000.00-  1,499,999.99           1             1,430,000.00                     1.56
$    1,500,000.00-  1,599,999.99           1             1,500,000.00                     1.64
$    1,700,000.00-  1,799,999.99           1             1,720,000.00                     1.88
$    1,800,000.00-  1,899,999.99           1             1,853,000.00                     2.03
$    2,000,000.00-  2,099,999.99           2             4,000,000.00                     4.38
$    2,700,000.00-  2,799,999.99           1             2,700,000.00                     2.95
$    3,000,000.00 or Higher . . .          3            13,930,000.00                    15.24
                                      ------------  ----------------------         -----------------
                 TOTALS   . . . .        205          $ 91,423,860.18                   100.00%
                                      ============  ======================         =================


                                    1993 E

               RANGE OF GROUP 1 MARGINS AS OF DECEMBER 31, 1997

                                                                                 % of Mortgage
                        Number of                                                   Pool by
   Margin/(1)/        Mortgage Loans          Principal Balance                Principal Balance
------------------    --------------          -----------------                -----------------
     -0.250%                 22                $35,784,126.17                         39.14%
     -0.125%                 16                 10,311,962.94                         11.28
      0.000%                 60                 21,057,826.71                         23.03
      0.250%                 55                 11,762,176.11                         12.87
      0.500%                 48                  5,910,198.09                          6.46
      0.750%                  1                    234,991.77                          0.26
      1.000%                  1                    112,578.39                          0.12
      1.500%                  2                  6,250,000.00                          6.84
                      --------------          -----------------                -----------------
           TOTALS           205                $91,423,860.18                        100.00%
                      ==============          =================                =================

_________________________
(1) The Margin is added to or subtracted from (as indicated) the applicable Prime Index to arrive at the Mortgage Rate, except when the Margin is greater than or equal to 1.50%, in which case it is added to the applicable Six-Month LIBOR Index; provided that the Mortgage Rate will not exceed its Maximum Mortgage Rate.
                             ____________________


  RANGE OF GROUP 2 MORTGAGE LOAN PRINCIPAL BALANCES AS OF DECEMBER 31, 1997

                                          Number of                                   % of Mortgage
             Range of                     Mortgage                                       Pool by
        Principal Balances                  Loans          Principal Balance        Principal Balance
---------------------------------        ----------      -------------------        -----------------
$    50,000.00-     54,999.99 . .            1           $    50,456.94                    0.90%
$    100,000.00-    149,999.99  .            1               104,409.02                    1.87
$    150,000.00-    199,999.99  .            9             1,609,667.55                   28.81
$    200,000.00-    249,999.99  .            4               931,224.57                   16.67
$    250,000.00-    299,999.99  .            4             1,105,472.60                   19.78
$    450,000.00-    499,999.99  .            1               481,968.85                    8.63
$    500,000.00-    549,999.99  .            1               503,570.00                    9.01
$    800,000.00-    849,999.99  .            1               800,912.78                   14.33
                                         ----------      -------------------        -----------------
              TOTALS  . . . . . .           22            $5,587,682.31                  100.00%
                                         ==========      ===================        =================


                                    1993 E

  RANGE OF GROUP 3 MORTGAGE LOAN PRINCIPAL BALANCES AS OF DECEMBER 31, 1997

                                         Number of                                    % of Mortgage
             Range of                     Mortgage                                       Pool by
        Principal Balances                 Loans          Principal Balance         Principal Balance
---------------------------------        ---------        -----------------         -----------------
$    75,000.00-     99,999.99 . .             1           $    88,651.56                   1.21%
$    100,000.00-    149,999.99  .             1               100,857.86                   1.38
$    150,000.00-    199,999.99  .             2               383,207.22                   5.24
$    200,000.00-    249,999.99  .             7             1,572,360.28                  21.50
$    250,000.00-    299,999.99  .             1               286,370.81                   3.92
$    300,000.00-    349,999.99  .             4             1,331,001.61                  18.20
$    350,000.00-    399,999.99  .             2               790,939.03                  10.82
$    450,000.00-    499,999.99  .             1               464,281.33                   6.35
$    550,000.00-    599,999.99  .             1               574,918.22                   7.86
$    750,000.00-    799,999.99  .             1               764,508.66                  10.46
$    950,000.00-    999,999.99  .             1               954,570.29                  13.06
                                         ---------        -----------------         -----------------
              TOTALS  . . . . . .            22            $7,311,666.87                 100.00%
                                         =========        =================         =================


                      --------------------------------

               The date of this Supplement is April 13, 1998.